Exhibit 99.1

STEPAN EXPECTS TO REPORT A FOURTH QUARTER LOSS

NORTHFIELD, Illinois, December 21, 2006 — Stepan Company (NYSE: SCL) today announced that it expects to report a fourth quarter net loss in the range of $5.0 to $6.0 million compared to a loss of $0.4 million in the prior year quarter. Full year net income will be in the range of $6.0 to $7.0 million.

Surfactant earnings will be lower due primarily to the following items:

•	Employee severance costs related to a European staffing reorganization of approximately $1.8 million after tax.

•	The prior year fourth quarter included $1.4 million of after tax government incentives received from the Department of Agriculture for increasing production of biodiesel. This program was discontinued during 2006 and as a result the company will not be receiving any incentives in the fourth quarter. The one-dollar per gallon excise tax credit for producing and blending biodiesel will continue through 2008. Current sales volume of biodiesel remains strong.

Polymer earnings will be lower due to declining phthalic anhydride and polyurethane polyol profit margins. The margin decline is caused by working off higher priced feedstock inventories as raw material costs declined.

“After a strong third quarter, we were expecting operating results to exceed the prior year,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. “Lower margins combined with unplanned higher plant operating costs contributed to the poor results. The European staffing reductions, which led to the severance costs, should result in annual after tax savings of $1.0 million. We have confidence that the cost reductions implemented in 2006 coupled with business opportunities for growth, particularly in fabric softener and polyurethane polyols will lead to an improved full year result in 2007,” said Mr. Stepan.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR. For more information, visit Stepan’s website at http://www.stepan.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.